EXHIBIT 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             COMETS ABS CORPORATION

This Amended and Restated Certificate of Incorporation of COMETS ABS Corporation
(i) amends and restates the provisions of the Certificate of Incorporation of COMETS ABS Corporation originally filed with the Secretary of State of Delaware on June 28, 2002 under the name COMETS ABS Corporation and (ii) supersedes the original Certificate of Incorporation in its entirety.

            FIRST. The name of the corporation is Comcertz ABS Corporation (hereinafter referred to as the "Corporation").

            SECOND. The registered office in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is National Registered Agents, Inc.

            THIRD. The purpose of the Corporation is to engage solely in the following activities:

            (a) to act as settlor or depositor of trusts (each, a "Trust") formed under a trust agreement, pooling and servicing agreement or other agreement to issue one or more series (any of which series may be issued in one or more classes) of trust certificates ("Trust Certificates"), including without limitation pursuant to one or more trust agreements as described in a registration of the Trust Certificates with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 as amended (the "Securities Act") pursuant to a registration statement (as amended or supplemented from time to time, the "Registration Statement") including a form of base prospectus therein and prospectus supplements thereto from time to time, which Trust Certificates shall represent beneficial interests in the Depositable Assets, Credit Support, Swap Agreements (each, as defined below) and other property (if any) of the Trusts described in the related trust agreements (collectively, "Trust Property");

            (b) to acquire, own, hold, sell, transfer, pledge or otherwise dispose of, or to arrange for the Trusts to acquire and/or enter into (1) interests in bonds, notes, debentures or other debt securities, certificates of deposit, leases, installment contracts, repurchase agreements, guaranteed investment contracts, accounts receivable, chattel paper, annuities, loans, or other extensions of credit or evidences of indebtedness, instruments, contract rights and other financial assets, created, issued, owing or guaranteed by any person or persons (whether a government, sovereign, ruler, commissioner, public body or authority, whether supreme, municipal, local or otherwise, or a company, bank, association partnership or other entity or individual) located anywhere in the world, participation certificates evidencing any of the foregoing and beneficial interests in any of the foregoing (collectively, "Depositable Assets"), (2) any combination of insurance policies, letters of credit, guarantees, cash collateral accounts, reserve accounts and other types of rights or other assets designed to assure the servicing or timely distribution of amounts due in respect of the Depositable Assets or other property held by a Trust (collectively, "Credit Support") and/or (3) interest rate swaps, interest rate caps, credit default swaps, total return swaps, any other kinds of swap contracts, exchange contracts, hedging contracts and similar financial contracts and instruments (collectively, "Swap Agreements");

            (c) to register the Trust Certificates on behalf of each Trust with the Commission pursuant to the Registration Statement and to comply with reporting, filing and other requirements applicable to the Trusts under the Securities Act and the Securities Exchange Act of

      1934, and to participate in the sale and distribution of the Trust Certificates through one or more broker-dealers (including Commerzbank Capital Markets Corp. and affiliates thereof) as described in the base prospectus or prospectus supplement under the Registration Statement applicable to the Trust Certificates from time to time and pursuant to one or more underwriting agreements;

            (d) to own, hold, pledge, transfer or otherwise deal with (1) the Trust Certificates, including Trust Certificates representing a senior interest, subordinated interest or residual interest in one or more of the assets comprising the Trust Property and (2) any option or other right with respect to the Trust Certificates or the Trust Property;

            (e) to loan or invest or otherwise apply proceeds from Depositable Assets, funds received in respect of the Trust Certificates (including Trust Certificates representing senior interests, subordinated interests or residual interests) and any other income;

            (f) to borrow money and otherwise incur indebtedness to facilitate any activity authorized herein and to pledge or otherwise grant security interests in its property to secure such borrowing, provided that (1) recourse with respect to all such indebtedness is limited to the proceeds of collateral pledged by the Corporation to secure such indebtedness and
      (2) the terms of such indebtedness prohibit the creditor from filing or joining in the filing of any complaint or petition with respect to Corporation and any of the matters set forth in clause TWELFTH; and

            (g) to engage in any lawful act or activity to exercise any powers permitted to corporations organized under the General Corporation Law of the State of Delaware that are incidental to and necessary or convenient for the accomplishment of the foregoing purposes.

            FOURTH. The total number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, and the par value of each of such shares is $1.00 per share amounting in the aggregate to $1,000.00.

            FIFTH. The name and mailing address of the sole incorporator is Orlando Figueroa, c/o Lord Securities Corporation, 48 Wall Street, 27th Floor, New York, NY 10005.

            SIXTH. The Corporation is to have perpetual existence.

            SEVENTH. The Corporation will conduct its affairs in accordance with the following provisions:

            (a) The Corporation's assets will not be commingled with those of any direct or ultimate parent of the Corporation or with any administrator of the Corporation or with any underwriter of Trust Certificates.

            (b) The Corporation will maintain corporate records and books of account that are separate from those of any direct or ultimate parent of the Corporation, separate from those of any administrator of the Corporation and separate from those of any underwriter of Trust Certificates.

            EIGHTH. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal by-laws of the Corporation, but the stockholders may make additional by-laws and may amend or repeal any by-law whether or not adopted by them.

            NINTH. Elections of directors need not be by written ballot unless the by-laws so provide.

            TENTH. Meetings of stockholders may be held within or without the State of Delaware as the by-laws may provide. The books of the Corporation may be kept (subject to any provision


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

contained in any applicable statute) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or by the by-laws.

            ELEVENTH. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

            TWELFTH. Without (a) a resolution adopted by the affirmative vote or written consent of all of the directors and (b) the affirmative vote of the holders of 100% of the outstanding shares of the Common Stock, voting in person or by proxy at a special meting called for the purpose, or the unanimous written consent of the holders of the Common Stock acting without such a meeting, as the case may be (subject to the provisions of any applicable law), the Corporation shall not:

            (a) institute proceedings to be adjudicated a bankrupt or insolvent, or consent to the institution of bankruptcy, or insolvency proceedings against it, or file a petition or consent to a petition seeking reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) for the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or, except as required by law, admit in writing this inability to pay its debts generally as they become due; or

            (b) amend, alter, change or repeal any of clauses THIRD or SEVENTH or this clause TWELFTH.

            THIRTEENTH. Subject to the foregoing, the Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

            FOURTEENTH. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) arising under Section 174 of the Delaware General Corporation Law or (d) for any transaction from which the director derives an improper personal benefit. Any repeal or modification of this clause FOURTEENTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


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

This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the board of directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law and has been approved by the stockholder of the Corporation in accordance with the provisions of Section 228 of the Delaware General Corporation Law.

      IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President and its corporate seal to be affixed hereto and attested by its Secretary this 24th day of July, 2002.

                                        COMETS ABS CORPORATION


                                        By:_______________________________
                                               Dean A. Christiansen
                                               President

[CORPORATE SEAL]

Attested:


________________________________
     Lori Gebron
     Secretary


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